UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	October 8, 2004

PACIFIC MERCANTILE BANCORP
(Exact name of registrant as specified in its charter)

California	0-30777	33-0898238
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

949 South Coast Drive, Suite 300, Costa Mesa, California	92626
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(714) 438-2500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On October 8, 2004, Pacific Mercantile Bancorp (the “Company”) completed a private placement to an institutional investor of $10 million of floating rate trust preferred securities, through a newly formed Delaware trust affiliate, PMB Capital Trust III (the “Trust”). The trust preferred securities mature in October 2034, are redeemable at the Company’s option beginning after five years, and require quarterly distributions by the Trust to the holder of the trust preferred securities, initially at a rate of 4.045%, which will reset quarterly at the three-month LIBOR rate plus 2.00%.

The proceeds from the sale of the trust preferred securities were used by the Trust to purchase from the Company $10,310,000 in aggregate principal amount of the Company’s floating rate junior subordinated notes (the “Notes”). The net proceeds to the Company from the sale of the Notes to the Trust will be used by the Company for general corporate purposes, including funding the growth of Pacific Mercantile Bancorp’s various financial services.

The Notes were issued pursuant to a Junior Subordinated Indenture (the “Indenture”), dated October 8, 2004, by and between the Company and Deutsche Bank Trust Company Americas, as trustee. Like the trust preferred securities, the Notes bear interest at a floating rate, initially at 4.045%, which will reset on a quarterly basis at a rate equal to LIBOR plus 2.00%. The interest payments by the Company will be used to pay the quarterly distributions payable by the Trust to the holder of the trust preferred securities. However, so long as no event of default, as described below, has occurred under the Notes, the Company may defer interest payments on the Notes (in which case the Trust will be entitled to defer distributions otherwise due on the trust preferred securities) for up to 20 consecutive quarters.

The Notes are subordinated to the prior payment of any other indebtedness of the Company that, by its terms is not similarly subordinated and although the Notes will be recorded as a long term liability on the Company’s balance sheet, for regulatory purposes the Notes will be treated as Tier 1 or Tier 2 capital under rulings of the Federal Reserve Board, the Company’s primary federal regulatory agency.

The Notes mature on October 8, 2034, but may be redeemed at the Company’s option at any time on or after October 8, 2009 or at any time upon certain events, such as a change in the regulatory capital treatment of the Notes, the Trust being deemed an investment company or the occurrence of certain adverse tax events. In each case, the Company may redeem the Notes for their aggregate principal amount, plus accrued interest, if any.

The Notes may be declared immediately due and payable at the election of the trustee or holders of 25% of aggregate principal amount of outstanding Notes upon the occurrence of an event of default. An event of default generally means (1) default in the payment of any interest when due that continues unremedied for a period of thirty (30) days, except in the case of an election by the Company to defer payments of interest for up to 20 consecutive quarters (which does not constitute an event of default); (2) a default in the payment of the principal amount of the Notes at maturity; (3) a default in the payment of any interest following the deferral of interest payments by the Company for 20 consecutive quarters; (4) a default in the Company’s performance, or breach, of any covenant or warranty in the Indenture which is not cured within 30 days; (5) the institution of any bankruptcy or similar proceedings by or against the Company; or (6) the liquidation or winding up of the Trust, other than as contemplated in the Indenture.

The Company also has entered into a Guarantee Agreement pursuant to which it has agreed to guarantee the payment by the Trust of distributions on the trust preferred securities, and the payment of principal of the trust preferred securities when due, either at maturity or on redemption, but only if and to the extent that the Trust fails to pay distributions on or principal of the trust preferred securities after having received interest payments or principal payments on the Notes from the Company for the purpose of paying those distributions or the principal amount of the trust preferred securities.

A copy of the press release announcing the issuance of the trust preferred securities is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

Exhibit No.	Description
99.1	Press Release, dated October 13, 2004, announcing Issuance of Trust Preferred Securities

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PACIFIC MERCANTILE BANCORP

Date: October 13, 2004	By:	/s/ NANCY A. GRAY
Nancy A. Gray, Chief Financial Officer

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INDEX TO EXHIBITS

Exhibit No.	Description
99.1	Press Release issued on October 13, 2004 announcing issuance of Trust Preferred Securities.

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